Exhibit 99.1

June 16, 2022

Encision Reports Fourth Quarter Fiscal Year 2022 Results

Boulder, Colorado, June 16, 2022 -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous radiant energy burns in minimally invasive surgery, today announced financial results for its fiscal 2022 fourth quarter that ended March 31, 2022.

The Company posted quarterly net revenue of $1.60 million for a quarterly net loss of $402 thousand, or $(0.03) per diluted share. These results compare to net revenue of $2.15 million for a quarterly net income of $116 thousand, or $0.01 per diluted share, in the year-ago quarter. Gross margin on net revenue was 50% in the fiscal 2022 fourth quarter and 54% in the fiscal 2021 fourth quarter. Gross margin decreased in the current year’s fourth quarter compared to last year’s fourth quarter due principally to higher material costs.

The Company posted twelve months net revenue of $7.67 million for a twelve months net loss of $66 thousand, or $(0.01) per diluted share. These results compare to twelve months net revenue of $7.54 million for a twelve months net income of $585 thousand, or $0.05 per diluted share, in the year-ago twelve months. Net income included extinguishment of debt income of $533 thousand in the current year’s twelve months and $599 thousand in the year-ago twelve months. Gross margin on net revenue was 49% in the fiscal 2022 twelve months and 52% in the fiscal 2021 twelve months. Gross margin in the fiscal 2022 twelve months was lower due to higher material costs.

“The fourth quarter presented significant challenges for Encision,” said Gregory Trudel, President and CEO of Encision Inc. “We saw product revenue decrease by 18% and service revenue decrease by 84% compared to the fourth quarter of fiscal year 2021. The COVID wave continues to disrupt surgical procedures and we encountered a downward swing in product revenues. We continue to encounter supply chain issues and work tirelessly to deliver a steady mix of products to our customers who depend on us. Service revenue decreased significantly as we successfully concluded our collaboration with Auris Health, Inc. (“Auris Health”), a part of the Johnson & Johnson family of companies. Encision continues to be positive as we navigate the ups and downs of the pandemic market and the new-normal supply chain turmoil. We continuously look for opportunities to serve our customers with new products, to work smarter, and to drive increased efficiencies. In spite of limited customer access, our sales and marketing efforts are yielding new customers for our EnTouch® 2X Scissors and we look forward to their contributions as the market bounces back.”

“Service revenue for our fourth quarter of fiscal year 2022 resulted from services performed under a Master Services Agreement with Auris Health. Under the agreement, Encision collaborated on the integration of AEM® Technology into monopolar instrumentation produced by Auris Health for advanced surgical applications. On August 23, 2021, we entered into a Supply Agreement with Auris Health. Towards the end of the fourth quarter business needs took a different direction. On May 5, 2022, the parties mutually agreed to terminate all the agreements. We enjoyed collaborating with the team at J&J and we look forward to future opportunities to work together.”

Encision Inc. designs and markets a portfolio of high-performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company’s distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2021 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT:    Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.

Unaudited Condensed Statements of Operations

(in thousands, except per share information)

	Three Months Ended		Years Ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Product revenue	$1,568	$1,918	$6,914	$7,011
Service revenue	36	231	754	527
Total revenue	1,604	2,149	7,668	7,538

Product cost of revenue	781	874	3,509	3,375
Service cost of revenue	15	108	371	258
Total cost of revenue	796	982	3,880	3,633

Gross profit	808	1,167	3,788	3,905
Operating expenses:
Sales and marketing	490	507	2,084	2,020
General and administrative	387	380	1,381	1,377
Research and development	334	126	918	569
Total operating expenses	1,211	1,013	4,383	3,966
Operating (loss) income	(403)	154	(595)	(61)
Interest expense, extinguishment of debt income and other income, net	—	(38)	529	646
(Loss) income before provision for income taxes	1	116	(66)	585
Provision for income taxes	—	—	—	—
Net (loss) income	$(402)	$116	$(66)	$585
Net (loss) income per share—basic and diluted	$(0.03)	$0.01	$(0.01)	$0.05

Weighted average number of basic shares	11,683	11,583	11,625	11,583
Weighted average number of diluted shares	11,683	11,832	11,625	11,768

Encision Inc.

Unaudited Condensed Balance Sheets

(in thousands)

	March 31, 2022	March 31, 2021
ASSETS
Cash	$950	$1,474
Accounts receivable, net	948	1,024
Inventories, net	1,584	1,446
Prepaid expenses and other assets	120	154
Total current assets	3,602	4,098
Equipment, net	189	266
Right of use asset	786	1,061
Patents, net	181	213
Other assets	34	21
Total assets	$4,792	$5,659
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$576	$390
Secured notes	22	20
Accrued compensation	191	182
Other accrued liabilities	125	282
Accrued lease liability	362	303
Total current liabilities	1,276	1,177
Secured notes	206	220
Accrued lease liability	564	927
Unsecured promissory note	—	533
Total liabilities	2,046	2,857
Common stock and additional paid-in capital	24,275	24,265
Accumulated (deficit)	(21,529)	(21,463)
Total shareholders’ equity	2,746	2,802
Total liabilities and shareholders’ equity	$4,792	$5,659

Encision Inc.

Unaudited Condensed Statements of Cash Flows

(in thousands)

	Years Ended
	March 31, 2022	March 31, 2021
Operating activities:
Net (loss) income	$(66)	$585
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Extinguishment of debt income	(533)	(599)
Write-off of tooling	31	—
Depreciation and amortization	113	89
Share-based compensation expense	41	33
Other income from release of accounts payable	—	(56)
(Recovery from) doubtful accounts, net	(35)	(23)
Provision for (recovery from) inventory obsolescence, net	(34)	31
Changes in operating assets and liabilities:
Right of use asset, net	(28)	63
Accounts receivable	163	(120)
Inventories	(105)	150
Prepaid expenses and other assets	(31)	(83)
Accounts payable	187	1
Accrued compensation and other accrued liabilities	(147)	149
Net cash (used in) provided by operating activities	(444)	220

Investing activities:
Acquisition of property and equipment	(18)	(30)
Patent costs	(18)	(15)
Net cash (used in) investing activities	(36)	(45)

Financing activities:
Net payments from exercise of stock options	(31)	—
Paydown of credit facility, net change	—	(371)
Paydown of secured notes	(13)	—
EIDL loan	—	153
Unsecured promissory note	—	1,132
Net cash (used in) provided by financing activities	(44)	914

Net (decrease) increase in cash	(524)	1,089
Cash, beginning of period	1,474	385
Cash, end of period	$950	$1,474